ARTICLES OF AMENDMENT

                                       OF

                TWENTIETH CENTURY INSTITUTIONAL PORTFOLIOS, INC.


         The undersigned, William M. Lyons, in accordance with the Maryland General Corporation Law, does hereby certify that:

         1. He is duly appointed Executive Vice President of Twentieth Century Institutional Portfolios, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation, which was unanimously approved by resolution of the Board of Directors of the Corporation at a meeting held on November 18, 1995, is as follows:

                  The Articles of Incorporation of the Corporation be amended by deleting all of the present Article SECOND and inserting in lieu thereof the following Article SECOND:

                  SECOND:  The name of the Corporation is

                 "TWENTIETH CENTURY STRATEGIC PORTFOLIOS, INC."

         3. No stock entitled to be voted on the amendment was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that this Articles of Amendment is the act of the Corporation and states, that to the best of his knowledge, information and belief, the matters and fact stated therein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 28th day of November, 1995.


                                                     /s/ William M. Lyons
                                                     ----------------------
                                                     William M. Lyons
                                                     Executive Vice President

Witness:


/s/ Charles A. Etherington
---------------------------
Charles A. Etherington
Assistant Secretary